Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Piedmont Office Realty Trust, Inc. (the “Company”) for the registration of common stock, preferred stock, debt securities and guarantee of debt securities and to the incorporation by reference therein of our report dated February 21, 2018, except for the reclassifications discussed in Note 2 under the Reclassification and Accounting Pronouncements Adopted during the year ended December 31, 2018, specifically Revenue Recognition and Gain/(Loss) on Sale of Real Estate Assets and Assets Held for Sale at December 31, 2017 presented in Note 12, as to which the date is February 20, 2019, with respect to the consolidated financial statements and schedules of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 7, 2019